UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2011
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Flagstone Reinsurance Holdings, S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	001-33364	98-0481623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37, Val St. André
L-1128 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  +352 273 515 30

(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                      OTHER EVENTS

On June 30, 2011, the Company issued a press release announcing its preliminary estimate for losses occurring during the second quarter of 2011.  Losses related to the severe weather activity in the United States that occurred in April and May 2011 are expected to be $25 - $30 million, net of reinstatement premiums and retrocession.  The Company’s estimated loss is based on an industry loss of between $15 billion and $20 billion.

In addition, the Company announced that, due to updated loss estimates for catastrophes that occurred during the first quarter, the Company expects that its collective loss estimate related to these catastrophes will impact the second quarter by $20 - $25 million, net of reinstatement premiums and retrocession.

The Company’s loss estimates are based on its proprietary modeling analysis, the assessment of individual treaties and client data, and third-party vendor models.  These estimates may be further refined as additional material is received from cedants and there exists the risk for further revisions.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description______________________________________________
99.1	Press release, dated June 30, 2011, providing a preliminary estimate of second quarter event losses and an update of first quarter event losses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS, S.A.

	By:	/s/ WILLIAM F. FAWCETT
Name: William F. Fawcett
Title: General Counsel
Date: July 5, 2011

Exhibit Index:

Exhibit No.	Description______________________________________________
99.1	Press release, dated June 30, 2011, providing a preliminary estimate of second quarter event losses and an update of first quarter event losses.